Exhibit 99.1

NEWS RELEASE

Gulfport Energy Corporation		FOR IMMEDIATE RELEASE
14313 N. May Avenue, Suite 100
Oklahoma City, OK 73134
Phone: (405) 848-8807
Fax: (405) 848-8816

For Further Information
Contact:	Mike Liddell
(405) 848-8807, Ext. 106

Gulfport Energy Corporation Announces Record Earnings for Quarter Ended September 30, 2005, Continuation of West Cote Blanche Bay Drilling Program, Update on East Hackberry Seismic Shoot, Effects of Hurricane Rita and 2005 Earnings Estimate Update

OKLAHOMA CITY, OKLAHOMA – November 11, 2005 – Gulfport Energy Corporation (Symbol: GPOR.OB), reported record financial results for the quarter ended September 30, 2005. For the three months ended September 30, 2005, Gulfport generated net income of $6,045,000 ($0.19 and $0.18 per basic and fully diluted common share, respectively), operating cash flow of $7,896,000 (as defined below), cash provided by operating activities of $7,690,000 and EBITDA of $7,911,000 (as defined below) on revenues of $11,519,000. This compares with net income of $1,206,000 ($0.08 per share basic and diluted), on total revenues of $5,430,000 for the quarter ended September 30, 2004. The improvement in earnings was the result of an increase in the average price received for oil to $54.04 per barrel for the quarter ended September 30, 2005 from $38.26 per barrel for same period in 2004. In addition, there was a net increase in oil and gas production to 219 thousand barrels of oil equivalents (MBOE) for the quarter ended September 30, 2005 from 143 MBOE for the same period in 2004. Production for the quarter ended September 30, 2005 was net of production down time of approximately 13 days from both Hurricanes Katrina and Rita.

West Cote Blanche Bay Field Drilling Program

Gulfport commenced its West Cote Blanche Bay (“WCBB”) drilling program in March 2005 and has drilled 14 wells with another 25 wells scheduled to be drilled along with 18 recompletions over the next 18 months. The Company projects the total estimated cost of this drilling and recompletion program to be consistent with prior guidance. The new wells will primarily target proved undeveloped reserve locations which we expect will also result in the addition of new proved reserves. Since March 2005, Gulfport has successfully completed ten wells and nine recompletions in WCBB at a total cost of approximately $14.0 million. Of the 14 wells drilled, nine are producing, three are waiting on completion, one is waiting on side-tracking and one was unsuccessful. The one unsuccessful well was a shallow exploratory well that allowed the Company to satisfy requirements to maintain undeveloped acreage within State Lease 340 WCBB.

As of September 21, 2005, prior to Hurricane Rita, the nine new wells and nine recompletions were producing an aggregate of 570 net barrels of oil per day and 1,093 net mcf of gas per day. As of September 21, 2005, prior to Hurricane Rita, net oil production at WCBB was 2,026 barrels of oil per day, an increase of 51% from December 31, 2004. WCBB net gas production was 2,030 Mcf of gas on September 21, 2005, an increase of 19% from December 31, 2004.

East Hackberry Field Seismic Shoot

Gulfport recently completed the field data acquisition phase of its proprietary three-dimensional (3-D) seismic survey of the East Hackberry Field located in Cameron Parish, Louisiana. The seismic survey covers 42 square miles in and around the East Hackberry Field. Since this portion of the East Hackberry salt dome has never been included in a 3-D seismic survey, the Company anticipates the shoot will reveal undrilled fault blocks that will allow Gulfport to drill new wells to both shallow and deep targets in the field. In addition, the company believes the 3-D seismic data will allow Gulfport to drill existing proved undeveloped reserves as well as drill deeper in existing boreholes to encounter previously unknown fault blocks. The Company’s outside engineers, Netherland, Sewell & Associates, Inc. (“NSA”), had previously assigned 2 MMBO and 2.8 BCFG (net) to the proved undeveloped reserve category in the East Hackberry field at December 31, 2004. Gulfport anticipates that this will result in more reserve additions as well as reduced drilling costs as less boreholes will be required to capture those reserves. The total cost of the seismic shoot is estimated to be $5 million, the majority of which has already been funded. The final processed seismic data was received in October 2005 and the Company anticipates selecting drilling targets before year-end with commencement of drilling scheduled for the second quarter 2006. As of September 21, 2005, prior to Hurricane Rita, net production at Hackberry was 272 barrels of oil per day and 168 Mcf of gas per day.

Facilities Update

The Company has previously reported that it sustained damage to both its Hackberry field located in Cameron Parish, Louisiana and its West Cote Blanche Bay field (WCBB) located in St. Mary Parish, Louisiana as a result of Hurricane Rita. Repair and restoration operations have been underway to return both fields to production. Subject to the repair of a gas sales line for WCBB and the repair of our facilities, the Company will begin intermittently placing its tank batteries back on line. Tank Battery 1A, which prior to the storm handled approximately 50% of the WCBB field production, is expected to be back on line by the end of November 2005. The Company anticipates that Tank Battery 2A, which handles approximately 30% of the WCBB total production, will be back on line by the end of December 2005. Drilling operations in the WCBB field resumed September 29, 2005, and the Company continues with its previously announced drilling program. Currently, the Company has set pipe on five new wells drilled since drilling operations resumed after Hurricane Rita and will complete those wells as soon as the production facilities are repaired. The Company is currently producing approximately 60 net barrels of oil per day from its Hackberry fields, none from its WCBB fields and approximately 1,000 net Mcf of gas per day from its non-Louisiana production. The Company has an insurance program in place, which it believes will adequately cover damage to its platform and facilities and some of the effect of the interruption to its business operations.

2005 and 2006 Guidance

Gulfport anticipates that its expanded drilling program will enhance production in 2006. Due to Hurricane Rita, however, the Company’s fourth quarter 2005 production may be off previously anticipated levels by as much as 75% and as a result, operating results for the period will be materially and adversely affected and its fiscal 2005 operating results will be less than originally expected. The Company currently believes, however, subject to the repair of its facilities and gas sales line, the damage caused by Hurricane Rita will have little impact on its total 2006 projections.

2006

•	2006 production estimate of 1,450,000 to 1,600,000 BOE with production increasing during the year

•	Capital expenditures in the range of $45 million to $60 million for 2006

•	Lease operating expenditures of $5.50 to $6.00 per BOE for 2006

•	Selling, general and administrative expenses of $1.40 to $1.60 per BOE for 2006

Gulfport intends to fund this activity with the remaining net proceeds from the sale of common stock in February 2005, cash flows from operations and borrowings under its $30,000,000 million credit facility with Bank of America if needed. No borrowings are currently outstanding under this facility, and the Company had initial availability of $18,000,000 which on November 1, 2005, was increased to $23,000,000. As of November 9, 2005, the Company had available cash of $5.0 million.

Three Months Ended September 30, 2005
Net Income	$6,045,000

Interest expense	54,000
Accretion expense	116,000
Depreciation, depletion, and amortization	1,696,000

EBITDA	$7,911,000

Three Months Ended September 30, 2005
Cash provided by operating activity	$7,690,000
Adjustments:
Changes in assets and liabilities	206,000

Operating Cash Flow	$7,896,000

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus provision for income taxes, interest expense, other debt related expenses, accretion, depreciation, depletion and amortization. Operating cash flow is a non-GAAP financial measure equal to cash flow from operating activities before changes in assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and operating cash flow are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and operating cash flow are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and operating EBITDA measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

About Gulfport

Gulfport is an independent oil and gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. The Company seeks to achieve revenue growth and increase cash flow by undertaking drilling programs each year.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport Energy Corporation (“Gulfport” or the “Company”), a Delaware corporation, expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.